Exhibit 10.1

2005 SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

On December 18, 2014, Section 7.8 and Attachment H, set out below, have been added to the 2005 Supplemental Employee Retirement Plan:

7.8           Special Provisions.

This Plan shall be subject to the special provisions contained in Attachments F, G, and H.

Attachment H

SPECIAL PROVISIONS APPLICABLE TO NAMED PARTICIPANTS

I.
SCOPE OF ATTACHMENT

1.1
The provisions of this Attachment apply to specifically named Participants (a “Named Participant”).  To the extent the provisions of this Attachment conflict with other provisions of the Plan, this Attachment will control with respect to the Named Participants.

1.2	Capitalized terms used in this Attachment shall have the meaning assigned to such terms in the Plan, unless defined otherwise in this Attachment F or the context clearly indicates to the contrary.

1.3
As of the Determination Date, a Named Participant’s Target Retirement Benefit shall be converted to a lump sum amount (“Target Retirement Cash Balance Account”), to which interest credits shall be applied.  At the Named Participant’s Termination of Employment, the lump sum account balance (including interest credits) shall be converted to a Life with 10 Year Certain SERP Benefit for purposes of applying any applicable offsets and the net benefit shall then be converted, as applicable, to the Benefit Payout Alternative elected by the Named Participant.

II.

2.1
Target Retirement Cash Balance Account.  The SERP Benefit formula of Plan Section 3.1 shall be applied using the following elements for the Named Participant as of the Determination Date, to determine the Named Participant’s Target Retirement Cash Balance Account:

Named Participant	Determination Date	Service Factor Determined as of:	Final Average Earnings Determined as of:	Age Discount Determined as of:	Applicable Interest Rate and Mortality Table
Ralph de la Vega	12/31/2014	12/31/2014	12/31/2014	12/31/2014	4.3%; 2013 Applicable PPA Mortality Rates
Wayne Watts	12/31/2014	12/31/2014	12/31/2014	12/31/2014	4.3%; 2013 Applicable PPA Mortality Rates

The Committee may designate additional Named Participants whose Target Retirement Benefit shall be converted to a Target Retirement Cash Balance Account with a Determination Date as of December 31 of the calendar year in which such Named Participant is designated by the Committee; provided, if the Named Participant’s Termination of Employment precedes the Determination Date, no conversion to a Target Retirement Cash Balance Account shall apply.  For purposes of converting the Named Participant’s Target Retirement Benefit to a Target Retirement Cash Balance Account, the Applicable Interest Rate and Mortality Table shall be those in effect under the Plan for a Termination of Employment that occurs on the day preceding the Determination Date.

2.2
Interest Credits.  From and after the Determination Date, the SEVP-HR shall maintain a record of each Named Participants’ Target Retirement Cash Balance Account.  During such period of time that all or any portion of a Named Participant’s Target Retirement Cash Balance Account is not paid, interest shall be credited at the Applicable Interest Rate that was used for purposes of converting the Named Participant’s Target Retirement Benefit to a Target Retirement Cash Balance Account.

2.3	Action at Named Participant’s Termination of Employment. Upon Termination of Employment:

(a)
a Named Participant’s Target Retirement Cash Balance Account, as adjusted for interest credits, shall be converted to an equivalent Life with a 10-Year Certain Benefit (as described in Plan Section 4.2(a)).  For purposes of such conversion, the Applicable Interest Rate and Mortality Table that were used for purposes of the converting the Named Participant’s Target Retirement Benefit to a Target Retirement Cash Balance Account shall apply; provided, however, the Named Participant’s age on his or her Termination of Employment date shall apply.

(b)
The resulting Life with a 10-Year Certain Benefit shall be offset by the amounts described in Plan Section 3.1 (such as other pension values and age discount) to obtain the Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment.

(c)
The Named Participant’s Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment shall be converted, as necessary, to the actuarial equivalent of the Benefit Payout Alternative elected by the Named Participant using the Applicable Interest Rate and Mortality Table that were used for purposes of the converting the Named Participant’s Target Retirement Benefit to a Target Retirement Cash Balance Account; provided, however, the Named Participant’s age on his Termination of Employment date shall apply.